Exhibit 99.1

                  Dayton Superior Reports Third Quarter Results


     DAYTON, Ohio--(BUSINESS WIRE)--Nov. 28, 2005--Dayton Superior Corporation reported today that sales for the third quarter of 2005 totaled $114.1 million, flat with third quarter 2004 sales. Product sales were $96.6 million for the third quarter of 2005, flat with the third quarter of 2004. Unit volume was lower compared to the third quarter of 2004 mainly due to the adverse effects of hurricanes Katrina and Rita. This volume shortfall was offset by price increases. Rental revenue of $13.8 million in the third quarter of 2005 increased from $11.4 million in third quarter of 2004. The increase resulted from an improving rental market and better positioning of our fleet. Used rental equipment sales decreased to $3.7 million for the third quarter of 2005 from $6.5 million for the third quarter of 2004, as the Company emphasizes renting equipment rather than selling it.
     Gross profit on product sales for the third quarter of 2005 was $21.5 million, or 22.3% of sales, a decrease from the $25.2 million, or 26.1% of sales, in the third quarter of 2004. The decline was primarily due to higher freight and raw material costs, and the effect of lower production volume. Rental gross profit for the third quarter of 2005 was $4.2 million, an increase of $1.1 million over the third quarter of 2004. Depreciation on rental equipment for the third quarter of 2005 was $5.7 million, an increase from $4.8 million in the third quarter of 2004. Gross profit before depreciation was $9.9 million, or 71.6% of revenue, an increase of $2.0 million from $7.9 million, or 69.0% of revenue. The increase in gross profit dollars was a result of the increased rental revenue discussed above. Gross profit on the sales of used rental equipment for the third quarter of 2005 was $2.4 million, or 65.7% of sales, compared to $3.7 million, or 57.5% of sales, for the third quarter of 2004. Gross margin percentages fluctuate based on the mix and age of rental equipment sold and remained within historical ranges.
     Selling, general, and administrative expenses increased to $22.7 million in the recent quarter from $21.8 million for the third quarter of 2004. The increase was primarily due to moving two distribution centers to larger facilities and increased rental center costs due to higher rental activity.
     Interest expense increased slightly to $12.2 million for the third quarter of 2005 from $11.9 million for the third quarter of 2004.
     The Company reported a net loss of $(6.7) million for the third quarter of 2005, versus a net loss of $(1.8) million for the third quarter of 2004.
     Sales for the nine months ended September 30, 2005 totaled $317.6 million, a slight decrease from a year earlier nine-month sales of $318.9 million.
     Product sales were $269.6 million for the first nine months of 2005, a decrease of 1.3% from the same period of 2004. The decrease in sales was due to a decrease in unit volume due to lower demand in our markets from the adverse weather effects - hurricanes Katrina and Rita and snow into April in the Northeast and Midwest as well as some geographical market share losses due to selected competitors' willingness to sacrifice gross margin and give away freight costs to increase their unit volumes. Price increases implemented throughout 2004 helped to offset most of the volume decline. Rental revenue of $36.0 million in the first nine months of 2005 increased from $30.8 million in the first nine months of 2004 due to an improving rental market and to better positioning of our fleet. Used rental equipment sales decreased to $12.0 million for the first nine months of 2005 from $15.0 million for the first nine months of 2004 as the Company emphasizes renting rather than selling equipment.
     Gross profit on product sales for the first nine months of 2005 was $61.6 million, or 22.8% of sales, a decrease from $68.2, or 25.0% of sales, in the first nine months of 2004. The decline was primarily due to the decline in sales, higher raw material and freight costs, and the effects of lower production volume. Rental gross profit for the first nine months of 2005 was $8.6 million, an increase of $1.7 million over the first nine months of 2004. Depreciation on rental equipment for the first nine months of 2005 was $16.3 million, an increase from $14.3 million in the first nine months of 2004. Gross profit before depreciation was $24.9 million, or 69.2% of revenue, an increase of $3.7 million from $21.2 million, or 68.8% of revenue. The increase in gross profit dollars was a result of the increased rental revenue discussed above. Gross profit on the sales of used rental equipment for the first nine months of 2005 was $7.8 million, or 65.0% of sales, compared to $9.0 million, or 60.2% of sales, for the first nine months of 2004.
     Selling, general, and administrative expenses increased to $69.0 million in the recent nine months from $66.3 million for the first nine months of 2004. The increase was mainly due to severance expenses of $1.0 million related to the termination of employment of our former President and Chief Executive Officer, moving two distribution centers to larger facilities, increased rental center costs due to higher rental activity and non-recurring recruiter fees paid in the search for a new Chief Executive Officer.
     Interest expense increased to $36.6 million for the first nine months of 2005 from $35.5 million for the first nine months of 2004. This increase was primarily due to the higher interest rates on the revolving credit facility and higher average borrowings compared to the first nine months of 2004.
     The Company reported a net loss of $(26.9) million for the first nine months of 2005, versus a net loss of $(20.4) million for the first nine months of 2004.
     Rick Zimmerman, Dayton Superior's President and Chief Executive Officer said, "While we are not pleased with our recovery rate, we do see the current construction market trends and our rental rate and utilization improvement from 2004 as very positive indicators. Additionally, we know that the hurricanes adversely affected revenues in the Gulf Coast markets and caused cost spikes in freight. All in all, we currently expect improving markets with material cost stability. Early fourth quarter sales results support this view. Our challenge will be ensuring that we have the proper resources to improve our performance while we implement our cost reduction plans."
     The Company has scheduled a conference call at 11:00 a.m. ET, Tuesday, November 29, 2005 to discuss the third quarter results. The conference call can be accessed by dialing 1-866-261-7281. A replay of the call will be available from 4:00 p.m. ET on Tuesday, November 29, 2005 through 11:59 p.m. ET on Tuesday, December 6 by calling 1-888-266-2081 and entering reservation #803083.
     Dayton Superior is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction, and a leading manufacturer of metal accessories used in masonry construction in terms of revenues. The company's products are used in two segments of the construction industry: infrastructure construction, such as highways, bridges, utilities, water and waste treatment facilities and airport runways, and non-residential building, such as schools, stadiums, prisons, retail sites, commercial offices, hotels and manufacturing facilities. The company sells most products under the registered trade names Dayton Superior(R), Dayton/Richmond(R), Symons(R), Aztec(R), BarLock(R), Conspec(R), Edoco(R), Dur-O-Wal(R) and American Highway Technology(R).
     Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control such as the general economy, governmental expenditures, interest rate increases, and changes in banking and tax laws; the amount of debt Dayton Superior must service; the effects of weather and the seasonality of the construction industry; Dayton Superior's ability to implement cost savings programs successfully and on a timely basis; Dayton Superior's ability to successfully integrate acquisitions on a timely basis; the mix of product sales, rental revenues, and sales of used rental equipment; cost increases in raw materials and operating costs; and favorable market response to sales price increases. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.


                      Dayton Superior Corporation
                  Summary Income Statement, Unaudited
                            (in thousands)


                                         For the fiscal quarter ended:
                                          September 30,     October 1,
                                                2005           2004

Product sales                                  $96,557        $96,640
Rental revenue                                  13,816         11,449
Used rental equipment sales                      3,698          6,459
                                        --------------- --------------
  Net Sales                                    114,071        114,548
                                        --------------- --------------

Product cost of sales                           75,018         71,442
Rental cost of sales                             9,594          8,304
Used rental equipment cost of sales              1,270          2,743
                                        --------------- --------------
    Cost of Sales                               85,882         82,489
                                        --------------- --------------

Product gross profit                            21,539         25,198
Rental gross profit                              4,222          3,145
Used rental equipment gross profit               2,428          3,716
                                        --------------- --------------
    Gross Profit                                28,189         32,059

Rental gross profit without depreciation         9,890          7,891

Product gross profit %                            22.3%          26.1%
Rental gross profit %                             30.6%          27.5%
Used rental equipment gross profit %              65.7%          57.5%
    Gross Profit %                                24.7%          28.0%

Rental gross profit % without
 depreciation                                     71.6%          68.9%

Selling, General & Administrative               22,736         21,757
Selling, General & Administrative %               19.9%          19.0%
Facility Closing and Severance Expenses            211            429
(Gain) loss on Disposals of Property,
 Plant, and Equipment                             (543)          (464)
Amortization of Intangibles                        180            302
                                        --------------- --------------
Operating Income                                 5,605         10,035
Operating Income %                                 4.9%           8.8%

Interest Expense, net                           12,183         11,923
Other  (Income) Expense                             79            (45)
                                        --------------- --------------
Loss Before Income Taxes                        (6,657)        (1,843)
Pretax Margin                                    (5.8%)         (1.6%)

Benefit for Income Taxes                             -              -
                                        --------------- --------------

Net Loss                                       $(6,657)       $(1,843)
                                        =============== ==============
Rental Depreciation                             $5,668         $4,746
Other Depreciation and Amortization              2,272          2,435
                                        --------------- --------------
Total Depreciation and Amortization             $7,940         $7,181
                                        =============== ==============


                      Dayton Superior Corporation
                  Summary Income Statement, Unaudited
                            (in thousands)


                                           For the fiscal nine months
                                                     ended:
                                          September 30,    October 1,
                                                2005           2004

Product sales                                 $269,643       $273,101
Rental revenue                                  35,961         30,792
Used rental equipment sales                     11,953         14,978
                                         -------------- --------------
  Net Sales                                    317,557        318,871
                                         -------------- --------------

Product cost of sales                          208,030        204,948
Rental cost of sales                            27,389         23,852
Used rental equipment cost of sales              4,188          5,956
                                         -------------- --------------
    Cost of Sales                              239,607        234,756
                                         -------------- --------------

Product gross profit                            61,613         68,153
Rental gross profit                              8,572          6,940
Used rental equipment gross profit               7,765          9,022
                                         -------------- --------------
    Gross Profit                                77,950         84,115

Rental gross profit without depreciation        24,901         21,086

Product gross profit %                            22.8%          25.0%
Rental gross profit %                             23.8%          22.5%
Used rental equipment gross profit %              65.0%          60.2%
    Gross Profit %                                24.5%          26.4%

Rental gross profit % without
 depreciation                                     69.2%          68.5%

Selling, General & Administrative               68,993         66,294
Selling, General & Administrative %               21.7%          20.8%
Facility Closing and Severance Expenses            542          1,393
(Gain) loss on Disposals of Property,
 Plant, and Equipment                           (1,629)          (386)
Amortization of Intangibles                        486            857
                                         -------------- --------------
Operating Income                                 9,558         15,957
Operating Income %                                 3.0%           5.0%

Interest Expense, net                           36,417         35,507
Loss on Early Extinguishment of Long-term
 Debt                                                -            842
Other  Expense                                      84              -
                                         -------------- --------------
Loss Before Income Taxes                       (26,943)       (20,392)
Pretax Margin                                    (8.5%)         (6.4%)

Benefit for Income Taxes                             -              -
                                         -------------- --------------

Net Loss                                      $(26,943)      $(20,392)
                                         ============== ==============
Rental Depreciation                            $16,329        $14,146
Other Depreciation and Amortization              6,907          7,080
                                         -------------- --------------
Total Depreciation and Amortization            $23,236        $21,226
                                         ============== ==============


                      Dayton Superior Corporation
                   Summary Balance Sheet, Unaudited
                            (in thousands)


                                                      As of:
                                            September 30, December 31,
                                                 2005         2004
Summary Balance Sheet:
Cash                                              $1,352       $4,504
Accounts Receivable, Net                          73,188       68,031
Inventories                                       64,435       59,389
Other Current Assets                               9,529       14,222
                                            ------------- ------------
Total Current Assets                             148,504      146,146

Rental Equipment, Net                             69,959       69,662
Property & Equipment, Net                         51,429       59,458
Goodwill & Other Assets                          115,471      118,872
                                            ------------- ------------
Total Assets                                    $385,363     $394,138
                                            ============= ============

Current Portion of Long-Term Debt                 $2,403       $2,455
Accounts Payable                                  21,003       21,086
Other Current Liabilities                         31,962       27,322
                                            ------------- ------------
Total Current Liabilities                         55,368       50,863

Revolving Credit Facility                         69,725       58,800
Other Long-Term Debt                             317,148      316,389
Other Long-Term Liabilities                       25,192       23,616
Shareholders' Deficit                            (82,070)     (55,530)
                                            ------------- ------------
Total Liabilities &
  Shareholders' Deficit                         $385,363     $394,138
                                            ============= ============


                      Dayton Superior Corporation
                Summary Cash Flow Statement, Unaudited
                            (in thousands)


                                            For the nine months ended:
                                             September 30,  October 1,
                                                 2005          2004

Net Loss                                         $(26,943)   $(20,392)
Non-Cash Adjustments to Net Loss                   17,026      16,471
Changes in Assets and Liabilities                  (2,455)    (29,959)
                                            -------------- -----------
Net Cash Used in Operating Activities             (12,372)    (33,880)
                                            -------------- -----------

Property, Plant and Equipment
   Additions, Net                                  (2,900)     (3,130)
Rental Equipment Additions, Net                    (8,861)     (1,693)
Acquisition                                             -        (245)
                                            -------------- -----------
Net Cash Provided By (used in)
   Investing Activities                           (11,761)     (5,068)
                                            -------------- -----------

Borrowings Under Revolving Credit Facility        108,125     119,804
Repayments of Long-Term Debt Including
 Revolving Credit Facility                        (99,179)    (80,314)
Financing Costs Incurred                               (3)     (2,554)
Proceeds From Sale-Leaseback                       11,636           -
Purchase of Treasury Shares                          (325)          -
Changes in Loans to Shareholders                      335         (27)
Issuance of Common Shares                              13          73
                                            -------------- -----------
Net Cash Provided By Financing Activities          20,602      36,982
                                            -------------- -----------

Other, Net                                            379         (29)
                                            -------------- -----------
Net Decrease in Cash                              $(3,152)    $(1,995)
                                            ============== ===========



     CONTACT: Dayton Superior Corporation, Dayton
              Edward J. Puisis, 937-428-7172
              Fax: 937-428-9115